UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________
FORM 8-K
_____________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 7, 2016

AppYea, Inc.
(Exact name of registrant as specified in its charter)
South Dakota
(State or other jurisdiction of incorporation)

333-190999	46-1496846
(Commission File Number)	(IRS Employer Identification No.)

777 Main Street, Suite 600, Fort Worth, Texas 76102
(Address of principal executive offices) (Zip Code)

(817) 887-8142
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 7, 2016, Devin Beavers resigned as interim Chief Executive Officer and interim Chief Financial Officer of the Company.  There were no disagreements between the Company and Devin Beavers.  On March 7, 2016, the board of directors of the Company voted by written consent to appoint Douglas O. McKinnon to serve as Chief Executive Officer and Chief Financial Officer of the Company.  There are currently no agreements in place for compensation to be paid to Douglas McKinnon.

Over the past two years, Mr. McKinnon has served as Executive Vice President, Chief Financial Officer and member of the Board of Directors of Surna, Inc. (OTCQB: SRNA), a provider of climate control and environmental systems for use in the legal marijuana industry. Prior to Surna, he served as President of a private oil & gas technology company.

Doug McKinnon's 30 plus year professional career includes advisory and operation experience across a broad spectrum of industry sectors, including oil and gas, technology, and communications. He has served in C-level positions in both private and public sectors, including chairman and CEO of an American Stock Exchange traded company, Vice President of a $12 billion market cap NASDAQ-traded company for which the management team raised over $2.2 billion, CFO of several publicly held US, Canadian and Australian companies, and CEO/CFO of various other private enterprises.

As an entrepreneur, Mr. McKinnon has been involved in organizations ranging from start-up companies using venture capital funding to publicly traded, institutional investor-backed companies. Mr. McKinnon attended Texas Christian University. He worked for nine years as a CPA in the SEC and the oil and gas practice section of Coopers & Lybrand (now PricewaterhouseCoopers). Additionally, Mr. McKinnon has extensive merger & acquisition and turnaround experience.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPYEA, INC.

Date: March 7, 2016	By:	/s/ Douglas O. McKinnon
Douglas O. McKinnon
Chief Executive Officer